Exhibit 4.2

AUTOLIV, INC.

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 30, 2009

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of March 30, 2009 (the “First Supplemental Indenture”), between Autoliv, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), amending and supplementing the Indenture, dated as of March 30, 2009, between the Company and the Trustee, governing the issuance of debt securities (the “Base Indenture”). The Base Indenture, as amended and supplemented by this First Supplemental Indenture, shall be referred to herein as the “Indenture.”

RECITALS

WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide for the issue from time to time of the Company’s unsecured debentures, notes, bonds or other evidences of indebtedness (the “Securities”), to be issued in one or more series as might be determined by the Company under the Base Indenture;

WHEREAS, Section 11.01 of the Base Indenture provides for the Company and the Trustee to be able to enter into an indenture supplemental to the Base Indenture to establish any additional form of Securities and to provide for the issuance of any additional series of Securities, as permitted by Section 2.02 and Section 3.01 of the Base Indenture;

WHEREAS, pursuant to Section 3.01 of the Base Indenture, the Company wishes to provide for the issuance of a new series of Securities to be known as its 8% Senior Notes due 2014 (the “Senior Notes”), the form and terms of such Senior Notes and the terms, provisions and conditions thereof to be set forth as provided in this First Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture, and all requirements necessary to make this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Senior Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company, have been done and performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Relation to Base Indenture. This First Supplemental Indenture constitutes an integral part of the Base Indenture, and supplements and amends the Base Indenture solely with respect to the Senior Notes.

SECTION 1.02. Definition of Terms. For all purposes of this First Supplemental Indenture:

(a)	a term not defined herein that is defined in the Base Indenture has the same meaning when used in this First Supplemental Indenture;

(b)	the definition of any term in this First Supplemental Indenture that is also defined in the Base Indenture shall supersede the definition of such term in the Base Indenture;

(c)	a term not defined herein or in the Base Indenture shall have the meaning set forth in the Purchase Contract and Pledge Agreement.

(d)	a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(e)	the singular includes the plural and vice versa;

(f)	headings are for convenience of reference only and do not affect interpretation; and

(g)	the following terms have the meanings given to them in this Section 1.02(g):

“Accounting Event” means the receipt by the audit committee of the Company’s Board of Directors of a written report in accordance with Statement on Auditing Standards (“SAS”) No. 97, “Amendment to SAS No. 50—Reports on the Application of Accounting Principles,” from the Company’s independent auditors, provided at the request of management, to the effect that, as a result of a change in accounting rules after the date of original issuance of the Senior Notes, the Company must either (a) account for the Purchase Contracts as derivatives under SFAS 133 (or otherwise mark-to-market or measure the fair value of all or any portion of the Purchase Contracts with changes appearing in the Company’s income statement) or (b) account for the Equity Units using the if-converted method under SFAS 128, and that such accounting treatment will cease to apply upon redemption of the Senior Notes.

“Additional Amounts” has the meaning set forth in Section 2.06.

“Applicable Ownership Interest in Senior Notes” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Applicable Principal Amount” means the aggregate principal amount of the Senior Notes underlying the Applicable Ownership Interests in Senior Notes that are components of the Corporate Units.

“Applicable Remarketing Period” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Bankruptcy Law” has the meaning set forth in Section 9.01(f).

“Beneficial Owner” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Business Day” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) shares issued by that Person.

“Cash Settlement” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Collateral Account” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Collateral Agent” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Collateral Substitution” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Corporate Unit” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Coupon Rate” has the meaning set forth in Section 2.05(a).

“Custodial Agent” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Custodian” has the meaning set forth in Section 9.01(f).

“Depositary” means a clearing agency registered under Section 17A of the Exchange Act that is designated to act as depositary for the Global Senior Notes as contemplated by Section 2.04.

“Depositary Participant” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Early Remarketing” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Early Remarketing Period” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Early Settlement” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Equity Unit” means either a Corporate Unit or a Treasury Unit.

“Failed Early Remarketing” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Failed Final Remarketing” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Failed Remarketing” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Final Remarketing” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Final Remarketing Period” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Fundamental Change Early Settlement” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Global Senior Note” has the meaning set forth in Section 2.04.

“Increased Principal Amount” has the meaning set forth in Section 2.09.

“Interest Payment” means, with respect to any Interest Payment Date, the interest payment on the Senior Notes due on such Interest Payment Date.

“Interest Payment Date” means a Quarterly Interest Payment Date or a Semiannual Interest Payment Date, as applicable.

“Interest Period” means, with respect to any Interest Payment Date, the period from and including the immediately preceding Interest Payment Date on which interest was paid or duly provided for (or if none, the date hereof) to, but excluding, such Interest Payment Date.

“Major Subsidiary” means any of the Company’s subsidiaries with assets or revenues that, as of the date of the Company’s most recent audited financial statements, equaled or exceeded 10% of the Company’s total consolidated assets or consolidated revenues, respectively.

“Maturity Date” has the meaning set forth in Section 2.02.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of whatever nature.

“Pledged Applicable Ownership Interests in Senior Notes” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Pledged Senior Note” has the meaning set forth in Section 2.09.

“Purchase Contract” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Purchase Contract Agent” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Purchase Contract and Pledge Agreement” means the Purchase Contract and Pledge Agreement, dated as of March 30, 2009, among the Company, U.S. Bank National Association, as Purchase Contract Agent and attorney-in-fact for Holders of the Purchase Contract, and U.S. Bank National Association, as Collateral Agent, Custodial Agent and Securities Intermediary, as amended from time to time.

“Purchase Contract Settlement Date” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Put Price” has the meaning set forth in Section 8.05(a).

“Put Right” has the meaning set forth in Section 8.05(a).

“Quarterly Interest Payment Date” has the meaning set forth in Section 2.05(b)(i).

“Quotation Agent” means any primary U.S. government securities dealer in New York City selected by the Company.

“Redemption Amount” means, for each Senior Note, in the event of a Special Event Redemption, an amount equal to the product of the principal amount of such Senior Note and a fraction, the numerator of which is the Treasury Portfolio Purchase Price and the denominator of which is the Applicable Principal Amount on the Special Event Redemption Date; provided that in no event shall the Redemption Amount for any Senior Note be less than the principal amount of such Senior Note.

“Redemption Price” means, for each Senior Note, in the event of a Special Event Redemption, the Redemption Amount plus any accrued and unpaid interest on such Senior Note to, but excluding, the applicable Special Event Redemption Date.

“Reduced Principal Amount” has the meaning set forth in Section 2.09.

“Regular Record Date” means, with respect to any Interest Payment Date for the Senior Notes, the fifteenth day of the calendar month in which such Interest Payment Date falls regardless of whether such day is a Business Day.

“Released Senior Note” has the meaning set forth in Section 2.09.

“Relevant Jurisdiction” has the meaning set forth in Section 2.06.

“Remarketed Senior Notes” means, with respect to all Remarketings during any Applicable Remarketing Period, the aggregate Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes and the Separate Senior Notes, if any, subject to Remarketing as identified to the Remarketing Agent by the Purchase Contract Agent and the Custodial Agent, respectively, in each case by 11:00 a.m., New York City time, in the case of an Early Remarketing, or promptly after 4:00 p.m., New York City time, in the case of a Final Remarketing, on the Business Day immediately prior to the first day of the Applicable Remarketing Period in accordance with the Purchase Contract and Pledge Agreement and shall include: (a) the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes of the Holders of Corporate Units who have not effected a Collateral Substitution, Early Settlement or a Fundamental Change Early Settlement prior to the second Business Day preceding such Applicable Remarketing Period, and, in the case of a Final Remarketing, Holders of Corporate Units who have not notified the Purchase Contract Agent on or prior to 4:00 p.m., New York City time, on the seventh Business Day immediately preceding the Purchase Contract Settlement Date of their intention to effect a Cash Settlement of the related Purchase Contracts pursuant to the terms of the Purchase Contract and Pledge Agreement or who have so notified the Purchase Contract Agent but failed to make the required cash payment on or prior to 11:00 a.m., New York City time, on the sixth Business Day immediately preceding the Purchase Contract Settlement Date, and (b) the Separate Senior Notes of the Holders of Separate Senior Notes, if any, who have elected to have their Separate Senior Notes remarketed in such Remarketing pursuant to the terms of the Purchase Contract and Pledge Agreement.

“Remarketing” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Remarketing Agent(s)” means the nationally recognized investment banking firm(s) to be appointed by the Company, or any successor thereto or replacement Remarketing Agent(s) appointed by the Company, pursuant to the Remarketing Agreement.

“Remarketing Agreement” means the Remarketing Agreement, in substantially the form set forth in Exhibit P to the Purchase Contract and Pledge Agreement, to be entered into among the Company, the Purchase Contract Agent and the Remarketing Agent(s), as the same may be amended, amended and restated, supplemented or otherwise modified or replaced from time to time.

“Remarketing Date” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Remarketing Price” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Remarketing Settlement Date” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Reset Effective Date” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Reset Rate” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Semiannual Interest Payment Date” has the meaning set forth in Section 2.05(b)(ii).

“Separate Senior Notes” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Special Event” means either a Tax Event or an Accounting Event.

“Special Event Redemption” means a redemption effected in connection with, and as a result of, the occurrence of a Special Event pursuant to Section 3.01.

“Special Event Redemption Date” has the meaning set forth in Section 3.01.

“Subjected Senior Note” has the meaning set forth in Section 2.09.

“Successful Early Remarketing” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Successful Remarketing” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Tax Event” means the receipt by the Company of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the Senior Notes, there is more than an insubstantial increase in the risk that interest payable by the Company on the Senior Notes is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Termination Event” has the meaning set forth in the Purchase Contract and Pledge Agreement.

“Treasury Portfolio” means (a) a portfolio of U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to April 30, 2012 in an aggregate amount at maturity equal to the Applicable Principal Amount on the Special Event Redemption Date (in the case of a Special Event Redemption) or the Reset Effective Date (in the case of an early Remarketing) as the case may be, and (b) with respect to each scheduled Interest Payment Date on the Senior Notes that occurs after the Special Event Redemption Date (in the case of a Special Event Redemption) or the Reset Effective Date (in the

case of an Early Remarketing), as the case may be, to and including the Purchase Contract Settlement Date, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to such scheduled Interest Payment Date in an aggregate amount at maturity equal to the aggregate interest payment (assuming no reset of the interest rate and no Remarketing) that would be due on the Applicable Principal Amount on each such scheduled Interest Payment Date. The amount and issue of U.S. Treasury securities (or principal or interest strips thereof) constituting the Treasury Portfolio will be determined by the Remarketing Agent.

“Treasury Portfolio Purchase Price” means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer in New York City to the Quotation Agent between 9:00 a.m. and 11:00 a.m., New York City time, on the third Business Day immediately preceding the Special Event Redemption Date (in the case of a Special Event Redemption) or the Reset Effective Date (in the case of an Early Remarketing), as the case may be, for the purchase of the Treasury Portfolio for settlement on the Special Event Redemption Date (in the case of a Special Event Redemption) or the Reset Effective Date (in the case of an Early Remarketing), as the case may be.

“Treasury Unit” has the meaning set forth in the Purchase Contract and Pledge Agreement.

The terms “Company,” “Trustee,” “Indenture,” “Base Indenture,” “First Supplemental Indenture,” “Securities” and “Senior Notes” shall have the respective meanings set forth in the recitals and the paragraph preceding the recitals to this First Supplemental Indenture.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE SENIOR NOTES

SECTION 2.01. Designation and Principal Amount. There is hereby authorized a series of Securities designated as 8% Senior Notes due 2014 limited in aggregate principal amount to $165,000,000; provided, however, that the Company, without notice to or consent of the Holders, may issue additional Securities of this series and thereby increase such principal amount in the future, on the same terms and conditions (except for issue date and, if applicable, the date from which interest accrues and the first Interest Payment Date) as the Securities of this series. The Senior Notes may be issued from time to time upon written order of the Company for the authentication and delivery of Senior Notes pursuant to Section 3.04 of the Base Indenture.

SECTION 2.02. Maturity. Unless a Special Event Redemption occurs prior to the Maturity Date (defined below), the date upon which the Senior Notes shall become due and payable at final maturity, together with any accrued and unpaid interest, is April 30, 2014 (the “Maturity Date”).

SECTION 2.03. Form, Payment and Appointment. Except as provided in Section 2.04, the Senior Notes shall be issued in fully registered, certificated form, bearing identical terms. Senior Notes corresponding to Applicable Ownership Interests in Senior Notes that are components of Corporate Units shall be registered in the name of the Purchase Contract Agent.

Principal of, and interest on, the Senior Notes will be payable, the transfer of such Senior Notes will be registrable, and such Senior Notes will be exchangeable for Senior Notes of a like aggregate principal amount bearing identical terms and provisions, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the Corporate Trust Office of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Holder entitled to payment at least 10 Business Days prior to the applicable Interest Payment Date. Payments with respect to any Global Senior Note will be made by wire transfer to the Depositary.

No service charge shall be made for any registration of transfer or exchange of the Senior Notes, but the Company may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

The Paying Agent and the Debt Security registrar for the Senior Notes shall initially be the Trustee.

The Senior Notes shall be issuable in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof; provided, however, that upon the release by the Collateral Agent of Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes (other than any release of Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes in connection with (i) the creation of Treasury Units by Collateral Substitution, (ii) a Successful Remarketing, (iii) Fundamental Change Early Settlement, (iv) Early Settlement with separate cash or (v) Cash Settlement, in accordance with Section 3.13, Section 5.02, Section 5.03(b), Section 5.05(b), Section 5.08 or Section 5.03(a) of the Purchase Contract and Pledge Agreement, as the case may be), the Senior Notes shall be issuable in denominations of $25 and integral multiples of $25 in excess thereof, and the Company shall issue Senior Notes in any such denominations if requested by the Purchase Contract Agent on behalf of any Holder or Beneficial Owner.

SECTION 2.04. Global Senior Notes. Senior Notes corresponding to Applicable Ownership Interests in Senior Notes that are no longer a component of the Corporate Units and are released from the Collateral Account will be issued in permanent global form (a “Global Senior Note”), and if issued as one or more Global Senior Notes, the Depositary shall be The Depository Trust Company or such other depositary as any officer of the Company may from time to time designate. On the date on which the Senior Notes registered in the name of the Purchase Contract Agent pursuant to Section 2.03 are issued, the Company shall also issue one or more Global Senior Notes, registered in the name of the Depositary or its nominee, each having a zero principal balance. Upon the creation of Treasury Units, or the recreation of Corporate Units or in any other case where the Collateral Agent releases Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes, an appropriate annotation shall be made on the Schedule of Increases and Decreases in Senior Note on the Global Senior Notes held by the Depositary. Senior Notes represented by the Global Senior Notes will be exchangeable for Senior Notes in certificated form only (x) if the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Senior Notes or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, and the Company has not appointed a successor Depositary within 90 days of that notice or of its becoming aware of such cessation, (y) if an Event of Default with respect to the Senior Notes has occurred and is continuing or (z) upon recreation of Corporate Units; provided that the Senior Notes in certificated form so issued in exchange for the Global Senior Notes shall be in denominations of $1,000 or any whole multiple of $1,000 above that amount and be of like aggregate principal amount and tenor as the portion of the Global Senior Note to be exchanged. Except as provided above, owners of beneficial interest in a Global Senior Note will not be entitled to receive physical delivery of Senior Notes in certificated form and will not be considered the Holders thereof for any purpose under the Indenture. Unless and until such Global Senior Note is exchanged for Senior Notes in certificated form, Global Senior Notes may be transferred, in whole but not in part, and any payments on the Senior Notes shall be made, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary. Any Global Senior Note that is exchangeable pursuant to clause (x) of the fourth sentence of this Section 2.04 shall be exchangeable for Senior Notes in certificated form registered in such names as the Depositary shall direct.

SECTION 2.05. Interest.

(a) The Senior Notes will bear interest initially at the rate of 8.0% per annum (the “Coupon Rate”) from and including March 30, 2009 to, but excluding, the Maturity Date, or in the event of a Successful Remarketing, the Reset Effective Date. In the event of a Successful Remarketing of the Senior Notes, the Coupon Rate for all Senior Notes (regardless of whether such Senior Notes are Remarketed Senior Notes) will be reset by the Remarketing Agent(s) to the Reset Rate with effect from the Reset Effective Date, as set forth in Section 8.03 of this First Supplemental Indenture. If the Coupon Rate is so reset, the Senior Notes will bear interest at the Reset Rate from and including the Reset Effective Date to, but excluding, the Maturity Date or, if the Company redeems the Senior Notes pursuant to a Special Event Redemption, such Special Event Redemption Date. The Senior Notes shall bear interest, to the extent permitted by law, on any overdue principal and interest at the Coupon Rate, unless a Successful Remarketing shall have occurred, in which case interest on such amounts shall accrue at the Reset Rate from and after the Reset Effective Date compounded semiannually thereafter, if the Reset Rate is a fixed rate, or quarterly thereafter, if the Reset Rate is a floating rate, in each case, in accordance with this Section 2.05(a).

(b) (i) Prior to and, if such date falls on a Quarterly Interest Payment Date (defined below), on the Remarketing Settlement Date or, in the event no Successful Remarketing occurs, prior to and on the Maturity Date, interest on the Senior Notes shall be payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year (each, a “Quarterly Interest Payment Date”), commencing July 31, 2009, to the Person in whose name the relevant Senior Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date.

(ii) After the Reset Effective Date, if any, and solely in the event that the Reset Rate is a fixed rate, interest on the Senior Notes shall be payable semiannually on April 30 and October 31 of each year (each such payment date, a “Semiannual Interest Payment Date”); provided, that, in the event the Reset Rate is a floating rate, interest on the Senior Notes shall continue to be paid on each Quarterly Interest Payment Date. In each case such interest payments shall be made to the Person in whose name the relevant Senior Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date.

(c) The amount of interest payable on the Senior Notes for any full Interest Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full Interest Period for which interest is computed will be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any scheduled Interest Payment Date falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such originally scheduled Interest Payment Date; provided, however, if such payment on the next Business Day would cause the Interest Payment Date to occur in the next calendar year, then such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the applicable Interest Payment Date. If the Company elects to remarket the Senior Notes as floating rate notes (which election shall be in the Company’s sole discretion), the Company may change the provisions in this Section 2.05(c) effective on the Reset Effective Date to be consistent for notes that bear interest at a rate based on the applicable index, or base rate, plus a reset spread.

(d) References in the Indenture to interest payable on the Senior Notes include, as applicable, Additional Amounts payable as specified in Section 2.06 of this First Supplemental Indenture.

SECTION 2.06. Additional Amounts. All payments made by the Company or any successor to the Company under, or with respect to, the Senior Notes, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which the Company or any successor are organized, resident for tax purposes, or have a “permanent establishment” (or analogous concept under local law) or through which payment is made (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the Company shall pay to the Holder of each Senior Note such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by the Holder after such withholding or deduction (and after deducting any taxes on the Additional Amounts) shall equal the amounts which would have been received by such Holder had no such withholding or deduction been required, except that no Additional Amounts shall be payable:

(a) for or on account of:

(i) any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(1)	the existence of any present or former connection between the Holder or Beneficial Owner of such Senior Note and the Relevant Jurisdiction, other than merely holding such Senior Note or the receipt of payments thereunder, including, without limitation, such Holder or Beneficial Owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(2)	the presentation of such Senior Note (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, and interest on, such Senior Note became due and payable pursuant to the terms thereof or was made or duly provided for; or

(3)	the failure of the Holder or Beneficial Owner to comply with a timely request from the Company (or any successor) or any paying agent or intermediary, addressed to the Holder or Beneficial Owner, as the case may be, to provide information concerning such Holder’s or Beneficial Owner’s nationality, residence, identity or connection with the Relevant Jurisdiction, if and to the extent that due and timely compliance with such request is required by law, regulation or administrative practice of the Relevant Jurisdiction to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such Holder;

(ii) any estate, inheritance, gift, sale, transfer, capital gains, excise, personal property or similar tax, assessment or other governmental charge;

(iii) any tax, duty, assessment or other governmental charges that is payable otherwise than by withholding from payments under or with respect to the Senior Notes; or

(iv) any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (i), (ii) or (iii); or

(b) with respect to any payment of the principal of, or interest on, such Senior Note to a Holder, if the Holder is a fiduciary, partnership or Person other than the sole Beneficial Owner of any payment to the extent that a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a Beneficial Owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or Beneficial Owner been the Holder thereof.

SECTION 2.07. Defeasance and Discharge. The Senior Notes are not subject to defeasance. The Company may discharge certain obligations to the Holders of the Senior Notes in accordance with clause (b) of Section 13.01 of the Base Indenture, except that, solely with respect to the Senior Notes, paragraph (1) of Section 13.02 of the Base Indenture is deleted and is hereby replaced in its entirety with “the Company has deposited or caused to be deposited with the Trustee, in trust, funds in U.S. dollars in an amount that is, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, sufficient to pay the entire indebtedness on such Senior Notes with respect to principal and interest to the date of such deposit (if such Senior Notes have then become due and payable) or to the Maturity Date of the Notes (if such Senior Notes have not then become due and payable), as the case may be after payment of all Federal, State and local taxes in respect thereof payable by the Company.” Except as set forth in this Section 2.07, Sections 13.01 and 13.02 of the Base Indenture shall not apply to the Senior Notes.

SECTION 2.08. No Sinking Fund or Repayment at Option of the Holder. The Senior Notes are not entitled to the benefit of any sinking fund and Section 4.05 of the Base Indenture shall not apply to the Senior Notes.

SECTION 2.09. Increase and Decrease. In the event that any Senior Notes underlying Pledged Applicable Ownership Interests in Senior Notes are to be released from the Pledge following a Collateral Substitution, Early Settlement or Fundamental Change Early Settlement pursuant to the Purchase Contract and Pledge Agreement (a “Released Senior Note”), such release and delivery shall be evidenced by an endorsement by the Collateral Agent on the Senior Note held by the Collateral Agent (the “Pledged Senior Note”) reflecting a reduction in the principal amount of such Pledged Senior Note equal in amount (the “Reduced Principal Amount”) to the principal amount of the Released Senior Note. The Collateral Agent shall confirm any such Reduced Principal Amount by telecopying or otherwise delivering a photocopy of such endorsement made on the Pledged Senior Note evidencing such Reduced Principal Amount to the Trustee at the telecopier number or address of the Purchase Contract Agent provided for notices to the Purchase Contract Agent in the Purchase Contract and Pledge Agreement(or at such other telecopier or address as the Trustee shall provide to the Collateral Agent). Upon receipt of such confirmation, the Trustee shall instruct the Custodial Agent to increase the principal amount of a Global Senior Note held by the Custodial Agent in an amount equal to the Reduced Principal Amount by an endorsement made by the Custodial Agent on such Global Senior Note to reflect such increase. In the event that a Senior Note is transferred to the Collateral Agent pursuant to Section 3.14 of the Purchase Contract and Pledge Agreement (a “Subjected Senior Note”) in connection with the recreation of Corporate Units, such transfer shall be evidenced by an endorsement by the Collateral Agent on the Pledged Senior Note held by the Collateral Agent reflecting an increase in the principal amount of such Pledged Senior Note equal in amount (the “Increased Principal Amount”) to the principal amount of such Subjected Senior Note. The Collateral Agent shall confirm any such Increased Principal Amount by telecopying or otherwise delivering a photocopy of such endorsement made on the Pledged Senior Note evidencing such Increased Principal Amount to the Trustee at the telecopier number or address of the Purchase Contract Agent provided for notices to the Purchase Contract Agent in the Purchase Contract and Pledge Agreement (or at such other telecopier or address as the Trustee shall provide to the Collateral Agent). Upon receipt of such confirmation, the Trustee shall instruct the Custodial Agent to decrease the principal amount of the Global Senior Note held by the Custodial Agent in an amount equal to the Increased Principal Amount by an endorsement made by the Custodial Agent on such Global Senior Note to reflect such decrease.

ARTICLE III

REDEMPTION OF THE SENIOR NOTES

SECTION 3.01. Special Event Redemption. If a Special Event shall occur and be continuing prior to the earlier of the date of a Successful Remarketing and the Purchase Contract Settlement Date, the Company may, at its option, redeem the Senior Notes in whole, but not in part, on any Interest Payment Date, at a price per Senior Note equal to the Redemption Price, payable on the date of redemption (such date, the “Special Event Redemption Date”).

SECTION 3.02. Notice of Redemption. Solely with respect to the Senior Notes, Section 4.02 of the Base Indenture is hereby amended and supplemented by adding the following:

In addition, the Company shall notify the Collateral Agent in writing that a Special Event has occurred and whether or not the Company intends to redeem the Senior Notes on the Special Event Redemption Date. If the Company elects to redeem the Senior Notes in connection with a Special Event Redemption, the Company shall appoint the Quotation Agent to assist the Company in determining the Treasury Portfolio Purchase Price.

SECTION 3.03. Effect of Redemption. Notice of a Special Event Redemption having been given as provided for in Section 3.02 of this First Supplemental Indenture, the Senior Notes shall become due and payable on the Special Event Redemption Date at the Redemption Price. Unless the Company defaults in the payment of the Redemption Price, once notice of the Special Event Redemption is given and funds are irrevocably deposited, in each case, in accordance with Sections 3.02 and 3.04 of this First Supplemental Indenture, on and after the Special Event Redemption Date, (a) interest shall cease to accrue on the Senior Notes immediately prior to the close of business on the Special Event Redemption Date and (b) the Senior Notes shall no longer be Outstanding and all rights of the Holders in respect of the Senior Notes shall terminate and lapse (other than the right to receive the Redemption Price upon surrender of such Senior Notes but without interest on such Redemption Price). Following the notice of a Special Event Redemption, neither the Company nor the Trustee shall be required to register the transfer of or exchange the Senior Notes to be redeemed. The redemption provisions of Section 4.03 of the Base Indenture shall not apply to the Senior Notes.

SECTION 3.04. Redemption Procedures. On or prior to the Special Event Redemption Date, the Company shall deposit with the Trustee immediately available funds in an amount sufficient to pay, on the Special Event Redemption Date, the aggregate Redemption Price for Senior Notes being redeemed. In exchange for any Senior Notes surrendered for redemption on or after the relevant Special Event Redemption Date, the Trustee shall pay the Redemption Price from the funds deposited by the Company with the Trustee (a) to the Collateral Agent, in the case of Senior Notes that underlie the Applicable Ownership Interests in Senior Notes included in Corporate Units, which amount shall be applied by the Collateral Agent in accordance with the terms of the Purchase Contract and Pledge Agreement, and (b) to the Holders of the Separate Senior Notes, in the case of Separate Senior Notes. If any Special Event Redemption Date is not a Business Day, then the Redemption Amount will be payable on the next Business Day (and without any interest or other payment in respect of any such delay);

provided, however, if payment on the next Business Day causes payment of the Redemption Price to be in the next calendar year, then payment will be on the immediately preceding Business Day, in each case with the same force and effect as if made on that payment date. Interest to be paid on or before the Special Event Redemption Date for any Senior Notes called for in a Special Event Redemption shall be payable to the Persons in whose names the Senior Notes are registered at the close of business on the Regular Record Dates for the related Interest Payment Dates. If any Senior Notes called for redemption are not so paid upon surrender thereof for redemption, the Redemption Price will, until paid, bear interest from the Redemption Date at the Coupon Rate.

SECTION 3.05. No Other Redemption. Except as set forth in this Article III, the Senior Notes shall not be redeemable by the Company prior to the Maturity Date.

ARTICLE IV

FORM OF SENIOR NOTE

SECTION 4.01. Form of Senior Note. The Senior Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Senior Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE V

ORIGINAL ISSUE OF SENIOR NOTES

SECTION 5.01. Original Issue of Senior Notes. Senior Notes in the aggregate principal amount of $165,000,000 may from time to time, upon execution of this First Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Senior Notes to or upon Company Order pursuant to Section 3.04 of the Base Indenture without any further action by the Company (other than as required by the Base Indenture).

ARTICLE VI

SUPPLEMENTAL INDENTURES

SECTION 6.01. Supplemental Indentures with Consent of Holders of Senior Notes. As set forth in Section 11.02 of the Base Indenture, with the consent of the Holders of a majority in the aggregate principal amount of Senior Notes affected by such supplemental indenture at the time outstanding, the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Base Indenture or this First Supplemental Indenture or of modifying in any manner the rights of the Holders of the Senior Notes; provided, however, that, solely with respect to the Senior Notes, in addition to subclauses (a) through (d) of clause (ii) of Section 11.02 of the Base Indenture, no such supplemental indenture shall (s) change the maturity date of the principal of, or any date an installment of interest is due on, any Senior Note, (t) reduce the amount of interest payable on any Senior Note, (u) reduce the amount of principal of an original issue discount security due and payable upon a declaration or acceleration or provable in bankruptcy, (v) change the redemption provisions or adversely affect the right of repayment at the option of the Holder, (w) impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Note, (x) modify the terms of the Put Right, (y) modify the interest rate reset or Remarketing provisions of the Senior Notes or (z) reduce the percentage in aggregate principal amount of Outstanding Senior Notes required for any waiver (other than waiver of a past default) under the Indenture, without, in the case of each of the foregoing clauses (s), (t), (u), (v), (w), (x), (y) and (z), the consent of the Holder of each Senior Note affected.

(a) Supplemental Indentures without Consent of Holders of Senior Notes. As set forth in Section 11.01 of the Base Indenture, the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental to the Indenture for the purpose of adding certain provisions or changing certain provisions of the Base Indenture or this First Supplemental Indenture without the consent of the Holders of the Senior Notes. Solely with respect to the Senior Notes, in addition to clauses (a) through (h) of Section 11.01 of the Base Indenture, the Company and the Trustee may enter into a supplemental indenture to modify the terms of the Senior Notes (u) to surrender any right or power conferred upon the Company, (v) to secure the Company’s obligations in respect of the Senior Notes, (x) to amend or supplement any other provisions which will not materially adversely affect the interests of the Holders of the Senior Notes, (y) to cure any ambiguity or correct any inconsistency, including any amendment made solely to conform the provisions of this First Supplemental Indenture to the “Description of the Notes” contained in the prospectus supplement related to the offering of the Corporate Units of which the Senior Notes initially formed a part, and (z) in connection with the Remarketing, in each case to be effective on and after the Remarketing Settlement Date, to provide for any of the modifications contemplated by Section 8.06; provided that the Senior Notes may not mature earlier than April 30, 2014; provided further that in the case of clause (z) above, that notice of such modification of the terms must be provided to Holders and prospective purchasers of the Senior Notes prior to such time (which notice, if applicable, may be in the form of the prospectus used for the Remarketing of the Senior Notes delivered to the Holders of the Senior Notes).

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Ratification of Indenture. The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 7.02. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

SECTION 7.03. New York Law to Govern. THIS FIRST SUPPLEMENTAL INDENTURE AND THE SENIOR NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.04. Separability. In case any one or more of the provisions contained in this First Supplemental Indenture or in the Senior Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Senior Notes, but this First Supplemental Indenture and the Senior Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 7.05. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

ARTICLE VIII

REMARKETING

SECTION 8.01. Remarketing Procedures. (a) Unless a Successful Early Remarketing, a Special Event Redemption or a Termination Event has occurred prior to the Applicable Remarketing Period, the Company shall engage the Remarketing Agent(s) pursuant to the Remarketing Agreement for the Remarketing of the Senior Notes. The Company will, not later than 10 Business Days prior to each Remarketing Announcement Date, request that the Depositary or its nominee notify the Beneficial Owners or Depositary Participants holding Separate Senior Notes, Corporate Units and Treasury Units, and shall provide a copy of such request to the Collateral Agent and the Purchase Contract Agent, in the case of an Early Remarketing, of the Company’s intent to attempt an Early Remarketing in the Applicable Remarketing Period, and in all cases, of the proposed Remarketing Date or Dates and the procedures to be followed in each Remarketing, including the procedures to be followed by Holders of Separate Senior Notes to participate in a Remarketing, the applicable procedures for Holders of Corporate Units to create Treasury Units or Holders of Treasury Units to recreate Corporate Units, the applicable procedures for Holders of Corporate Units to effect an Early Settlement and, in the case of a Final Remarketing, applicable procedures to effect a Cash Settlement and the applicable procedures that must be followed by a Holder of Separate Senior Notes if such Holder wishes to exercise its Put Right or by a Holder if such Holder elects not to exercise its Put Right.

(b) Each Holder of Separate Senior Notes may elect to have Separate Senior Notes held by such Holder remarketed in any Remarketing. A Holder making such an election must, pursuant to the Purchase Contract and Pledge Agreement, notify the Custodial Agent and deliver such Separate Senior Notes to the Custodial Agent at or prior to 4:00 p.m., New York City time, on the second Business Day immediately preceding the first day of the Applicable Remarketing Period (but no earlier than the fifth Business Day immediately preceding such first day) in accordance with the provisions set forth in the Purchase Contract and Pledge Agreement. Any such notice and delivery may not be conditioned upon the level at which the Reset Rate is established in the Remarketing. Any such notice and delivery may be withdrawn at or prior to 4:00 p.m., New York City time, on the second Business Day immediately preceding the first day of the Applicable Remarketing Period in accordance with the provisions set forth in the Purchase Contract and Pledge Agreement. Any such notice and delivery not withdrawn by such time will be irrevocable with respect to each Remarketing to occur during the Applicable Remarketing Period. Pursuant to Sections 5.02 and 5.03 of the Purchase Contract and Pledge Agreement, by 11:00 a.m., New York City time, in the case of an Early Remarketing, or promptly after 4:00 p.m., New York City time, in the case of a Final Remarketing, on the Business Day immediately preceding the first day of the Applicable Remarketing Period, the Custodial Agent, based on the notices and deliveries received by it prior to such time, shall notify the Remarketing Agent of the aggregate principal amount of Separate Senior Notes tendered for Remarketing. Pursuant and subject to Section 5.02 or 5.03 of the Purchase Contract and Pledge Agreement, Senior Notes that underlie Applicable Ownership Interests in Senior Notes included in Corporate Units will be deemed tendered for Remarketing and will be remarketed in accordance with the terms of the Remarketing Agreement and the Purchase Contract and Pledge Agreement.

(c) The right of each Holder of Remarketed Senior Notes to have such Senior Notes remarketed and sold on any Remarketing Date shall be subject to the conditions that (i)(A) the Remarketing Agent conducts any Early Remarketing or (B) in the case of a Final Remarketing, that no Successful Early Remarketing has occurred pursuant to the terms of the Remarketing Agreement, (ii) a Termination Event has not occurred prior to such Remarketing Date, (iii) the Remarketing Agent(s) are able to find a purchaser or purchasers for Remarketed Senior Notes at the Remarketing Price based on the Reset Rate and (iv) the purchaser or purchasers of the Remarketed Senior Notes deliver the purchase price therefor to the Remarketing Agent as and when required.

(d) Neither the Trustee, the Company nor the Remarketing Agent(s) shall be obligated in any case to provide funds to make payment upon tender of Senior Notes for remarketing.

SECTION 8.02. Remarketing. (a) Unless a Termination Event has occurred prior to such date, if the Company elects to conduct an Early Remarketing during an Early Remarketing Period selected by the Company pursuant to the Purchase Contract and Pledge Agreement, the Remarketing Agent shall use its reasonable efforts to remarket the Remarketed Senior Notes at the applicable Remarketing Price. If the Remarketing Agent is unsuccessful on the first Early Remarketing Date during such Early Remarketing Period, a subsequent Remarketing shall be attempted (unless impracticable) by the Remarketing Agent on each of the two following Early Remarketing Dates in that Early Remarketing Period until a Successful Early Remarketing occurs. Upon the occurrence of any Failed Early Remarketing, unless a Termination Event or Special Event Redemption has occurred, the Company may elect to conduct additional Early Remarketings during one or more Early Remarketing Periods. For the avoidance of doubt, the Company shall determine in its sole discretion if and when to attempt an Early Remarketing. During any Early Remarketing Period, the Company may postpone any Remarketing in its absolute discretion.

(b) In the case there is no Successful Early Remarketing during any Early Remarketing Period or no Early Remarketing occurs on any Early Remarketing Date, if any

(either because the Remarketing Agent is unable to remarket the Senior Notes at the applicable Remarketing Price or because a condition precedent to the Remarketing has not been satisfied), and unless a Termination Event has occurred prior to such date, on the Final Remarketing Date or Dates in the Final Remarketing Period, the Remarketing Agent shall use its reasonable efforts to remarket the Remarketed Senior Notes at the applicable Remarketing Price. The Remarketing on any Remarketing Date will be considered successful and no further attempts will be made if the resulting proceeds are at least equal to the applicable Remarketing Price. The Company may not postpone a Remarketing during the Final Remarketing Period.

SECTION 8.03. Reset Rate. (a) In connection with each Remarketing, the Remarketing Agent shall determine the Reset Rate in consultation with the Company (rounded to the nearest one-thousandth of one percent (0.00001) per annum).

(b) Anything herein to the contrary notwithstanding, the Reset Rate shall in no event exceed the maximum rate permitted by applicable law.

(c) In the event of a Failed Final Remarketing or if no Applicable Ownership Interests in Senior Notes are included in Corporate Units and none of the Holders of the Separate Senior Notes elect to have their Senior Notes remarketed in any Remarketing, the applicable interest rate on the Senior Notes will not be reset and will continue to be the Coupon Rate.

(d) In the event of a Successful Remarketing, the Coupon Rate shall be reset on the Reset Effective Date to the Reset Rate as determined by the Remarketing Agent under the Remarketing Agreement, and the Company shall request the Depositary to notify its Depositary Participants holding Senior Notes of the Reset Rate, interest payment dates, and any other modified terms established for the Senior Notes during the Remarketing on the Business Day following the date of the Successful Remarketing. Upon a Successful Remarketing, the Reset Rate shall apply to all outstanding Senior Notes, whether or not the Holders of all outstanding Senior Notes participated in such Remarketing.

(e) If there is a Failed Remarketing, the Company will cause a notice of the unsuccessful Remarketing to be published on the Business Day following the Applicable Remarketing Period (which notice, in the event of a Failed Final Remarketing, shall be published not later than 9:00 a.m., New York City time, and shall include the procedures that must be followed if a Holder wishes to exercise its Put Right), in each case, by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

SECTION 8.04. Failed Remarketing. If, by 4:00 p.m., New York City time, on any Remarketing Date, the Remarketing Agent is unable to remarket all of the Remarketed Senior Notes at the Remarketing Price pursuant to the terms and conditions hereof and of the Remarketing Agreement, or the Remarketing has not occurred because a condition precedent to the Remarketing has not been fulfilled, a Failed Remarketing shall be deemed to have occurred.

SECTION 8.05. Put Right. (a) Subject to paragraph (b) hereof, if there has not been a Successful Remarketing prior to the end of the Final Remarketing Period, Holders of Senior Notes will, subject to this Section 8.05, have the right (the “Put Right”) to require the Company to purchase such Senior Notes on the Purchase Contract Settlement Date, at a price per Senior Note to be purchased equal to the principal amount of the applicable Senior Note, plus accrued and unpaid interest to, but excluding, the Purchase Contract Settlement Date (the “Put Price”).

(b) The Put Right of Holders of Applicable Ownership Interests in Senior Notes that are part of Corporate Units will be deemed to be automatically exercised in accordance with Section 5.03 of the Purchase Contract and Pledge Agreement unless any such Holder has settled the related Purchase Contracts with separate cash on or prior to the Business Day immediately preceding the Purchase Contract Settlement Date pursuant to the Purchase Contract and Pledge Agreement, in which case the Company is not required to provide notice of Redemption or follow any of the other Redemption procedures outlined under Article III.

(c) The Put Right of a Holder of a Separate Senior Note shall only be exercisable upon delivery of a notice substantially in the form attached as Exhibit B hereto, together with such Holder’s Separate Senior Notes, to the Trustee by such Holder at or prior to 11:00 a.m., New York City time, on the second Business Day immediately preceding the Purchase Contract Settlement Date. On or prior to the Purchase Contract Settlement Date, the Company shall deposit with the Trustee immediately available funds in an amount sufficient to pay, on the Purchase Contract Settlement Date, the aggregate Put Price of all Separate Senior Notes with respect to which a Holder has exercised a Put Right. In exchange for any Separate Senior Notes surrendered pursuant to the Put Right, the Trustee shall then distribute such amount to the Holders of such Separate Senior Notes.

(d) Senior Notes purchased pursuant to the Put Right shall be cancelled by the Trustee.

SECTION 8.06. Modification of Terms in connection with a Successful Remarketing.

(a) In connection with a Successful Remarketing of the Senior Notes, without the consent of any of the Holders of the Senior Notes, in consultation with the Remarketing Agent, the Company may (but will not be required to) make any of the following elections:

(i) add to the Company’s covenants for the benefit of the Holders of the Senior Notes;

(ii) secure the Company’s obligations in respect of the Senior Notes; or

(iii) if the Senior Notes are remarketed with a floating rate, modify the Business Day and day count convention to conform to market practice for floating-rate notes bearing interest at a rate determined by reference to the applicable index.

(b) Any such elections described above shall be made by irrevocable notice to the Trustee, who will notify the Holders of the Corporate Units and Separate Senior Notes at least 15 days prior to the first day of any Applicable Remarketing Period, and will be effective on the Reset Effective Date and will apply to all of the Senior Notes, regardless of whether the Senior Notes were included in the Successful Remarketing.

ARTICLE IX

EVENTS OF DEFAULT

SECTION 9.01. Events of Default. Solely with respect to the Senior Notes, the events listed as Events of Default in clauses (a) through (h) of Section 7.01 of the Base Indenture are deleted and are hereby replaced in their entirety with the following events constituting Events of Default:

(a) default in the payment of any interest on any Senior Note when such interest becomes due and payable, and continuance of such default for a period of 30 days; or

(b) default in the payment of the principal of any Senior Note when such principal becomes due and payable either at maturity, upon a Special Event Redemption, as a result of the exercise of a Put Right, by declaration of acceleration or otherwise; or

(c) default in the performance, or breach, of any covenant or agreement of the Company in the Indenture with respect to any Senior Note (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with elsewhere in this Section 9.01 and other than a covenant or agreement included in the Indenture solely for the benefit of another series of Debt Securities), and continuance of such default or breach for a period of 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Senior Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture; or

(d) any event of default, as defined in any mortgage, indenture (including the Indenture), trust agreement or other instrument securing, evidencing or providing for any evidence of any indebtedness of the Company or any of the Company’s subsidiaries that is a Major Subsidiary (or any group of subsidiaries that, taken together, would constitute a Major Subsidiary) (including guaranteed indebtedness but excluding any indebtedness that is subordinated in right of payment to the Senior Notes), as a result of which an aggregate principal amount exceeding $50,000,000 of such indebtedness shall have been declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled within a period of 30 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Senior Notes of such series, a written notice specifying such failure to pay and requiring the Company to cause such acceleration to be rescinded or annulled or to cause such indebtedness to be discharged and stating that such notice is a “Notice of Default” under the Indenture; or

(e) the entry against the Company or any of the Company’s subsidiaries that is a Major Subsidiary (or any group of subsidiaries that, taken together, would constitute a Major Subsidiary) of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $50 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 30 consecutive days; or

(f) a court of competent jurisdiction enters an order or decree under any applicable Bankruptcy Law that:

(i) is for relief against the Company or any of the Company’s subsidiaries that is a Major Subsidiary (or any group of subsidiaries that, taken together, would constitute a Major Subsidiary) in an involuntary case; or

(ii) appoints a Custodian of the Company or any of the Company’s subsidiaries that is a Major Subsidiary (or any group of subsidiaries that, taken together, would constitute a Major Subsidiary) or for all or substantially all of its or their property; or

(iii) orders the liquidation of the Company or any of the Company’s subsidiaries that is a Major Subsidiary (or any group of subsidiaries that, taken together, would constitute a Major Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days. The term “Bankruptcy Law” means Title 11 of the U.S. Code or any similar federal, state or foreign law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law; or

(g) the commencement by the Company or any of the Company’s subsidiaries that is a Major Subsidiary (or any group of subsidiaries that, taken together, would constitute a Major Subsidiary) of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization (other than a reorganization under a foreign law that does not relate to insolvency) or other similar law or of a voluntary proceeding seeking to be adjudicated insolvent or the consent by the Company or any of the Company’s subsidiaries that is a Major Subsidiary (or any group of subsidiaries that, taken together, would constitute a Major Subsidiary) to the entry of a decree or order for relief in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any insolvency proceedings against it or them, or the filing by the Company or any of the Company’s subsidiaries that is a Major Subsidiary (or any group of subsidiaries that, taken together, would constitute a Major Subsidiary) of a petition or answer or consent seeking reorganization, arrangement, adjustment or composition of the Company or any of the Company’s subsidiaries that is a Major Subsidiary (or any group of subsidiaries that, taken together, would constitute a Major Subsidiary) or relief under any applicable law, or the consent by the Company or any of the Company’s subsidiaries that is a Major Subsidiary (or any group of subsidiaries that, taken together, would constitute a Major Subsidiary) to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or similar official of the Company or any of the Company’s subsidiaries that is a Major Subsidiary (or any group of subsidiaries that, taken together, would constitute a Major Subsidiary) or any substantial part of the its or their property or the making by the Company or any of the Company’s subsidiaries that is a Major Subsidiary (or any group of subsidiaries that, taken together, would constitute a Major Subsidiary) of an assignment for the benefit of creditors, or the taking of corporate action by the Company or any of the Company’s subsidiaries that is a Major Subsidiary (or any group of subsidiaries that, taken together, would constitute a Major Subsidiary) in furtherance of any such action or the admitting in writing by the Company or any of the Company’s subsidiaries that is a

Major Subsidiary (or any group of subsidiaries that, taken together, would constitute a Major Subsidiary) of its or their inability to pay its or their debts generally as they become due.

SECTION 9.02. Solely with respect to the Senior Notes, Section 7.01 of the Base Indenture is hereby amended and supplemented by adding the following:

In addition, in the case of an Event of Default arising under Sections 9.01(f) or (g) of the First Supplemental Indenture, all unpaid principal amount (or specified amount) of, and all accrued and unpaid interest on, the Outstanding Senior Notes shall automatically become immediately due and payable, anything in the Indenture or the Senior Notes contained to the contrary notwithstanding.

SECTION 9.03. Solely with respect to the Senior Notes, Section 7.07 of the Base Indenture is hereby amended and supplemented by adding the following:

In addition, a default cannot be waived by the Holders of a majority in aggregate principal amount of the Outstanding Senior Notes if such default relates to a covenant or provision that cannot be modified without the consent of each Holder of Outstanding Senior Notes affected.

ARTICLE X

TAX TREATMENT

SECTION 10.01. Tax Treatment. The Company agrees, and by acceptance of a Corporate Unit or a Separate Senior Note, each Holder will be deemed to have agreed (1) to treat each Beneficial Owner of a Corporate Unit as the owner of the Applicable Ownership Interest in Senior Notes constituting a part of such Corporate Unit for U.S. federal income tax purposes and (2) to treat the Senior Notes as indebtedness for U.S. federal, state and local tax purposes, which is subject to the contingent payment debt regulations.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, as of the day and year first written above.

AUTOLIV, INC.

By:	/s/ Lars A. Sjöbring
Name:	Lars A. Sjöbring
Title:	Vice President Legal Affairs
General Counsel and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick J. Crowley
Name:	Patrick J. Crowley
Title:	Vice President

EXHIBIT A

[For inclusion in Global Senior Note only — THIS SENIOR NOTE IS A GLOBAL SENIOR NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR A NOMINEE OF THE DEPOSITORY TRUST COMPANY. THIS SENIOR NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY TO A NOMINEE OF THE DEPOSITORY TRUST COMPANY OR BY A NOMINEE OF THE DEPOSITORY TRUST COMPANY TO THE DEPOSITORY TRUST COMPANY OR ANOTHER NOMINEE OF THE DEPOSITORY TRUST COMPANY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

AUTOLIV, INC.

8% Senior Note due 2014

CUSIP No.: 052800 AA7

ISIN NUMBER: US052800AA76

No. [ ]	$[ ]

Autoliv, Inc., a Delaware corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to [ ], or registered assigns, the principal sum as set forth in the Schedule of Increases or Decreases in Senior Note attached hereto, which amount shall not exceed $165,000,000, on April 30, 2014 (such date is hereinafter referred to as the “Maturity Date”), and to pay interest thereon from the original issuance date or the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on January 31, April 30, July 31, and October 31 of each year, commencing July 31, 2009, at the rate of 8.0% per annum (the “Coupon Rate”) to, but excluding, the Maturity Date, or in the event of a Successful Remarketing, the Remarketing Settlement Date, until the principal hereof is paid or duly provided for or made available for payment; provided that in the event of a Successful Remarketing of the Senior Notes, the Coupon Rate for all Senior Notes (regardless of whether such Senior Notes are Remarketed Senior Notes) shall be the Reset Rate from and including the Reset Effective Date to, but excluding, the Maturity Date; provided, further, that if the Reset Rate is a fixed rate, interest on the Senior Notes shall be payable semiannually on April 30 and October 31 of each year. The Senior Notes shall bear interest, to the extent permitted by law, on any overdue principal and interest at the Coupon Rate, unless a Successful Remarketing shall have occurred, in which case interest on such amounts shall accrue at the Reset Rate from and after the Reset Effective Date compounded semiannually thereafter, if the Reset Rate is a fixed rate, or quarterly thereafter, if the Reset Rate is a floating rate. The Reset Rate, if any, shall be established pursuant to the terms of the Indenture (as such term is defined on the reverse of this Senior Note) and the Remarketing Agreement.

The amount of interest payable on the Senior Notes for any full Interest Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full Interest Period for which interest is computed will be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any scheduled Interest Payment Date falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such originally scheduled Interest Payment Date; provided, however, if such payment on the next Business Day would cause the Interest Payment Date to occur in the next calendar year, then such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the applicable Interest Payment Date.

Except as set forth above, payment of the principal of and interest on this Senior Note will be made at the office or agency of the Company maintained for that purpose in The Borough of Manhattan, The City of New York, which shall initially be the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the security register or by wire transfer to an account appropriately designated by the Holder entitled to payment at least 10 Business Days prior to the applicable Interest Payment Date. Payments with respect to any Global Senior Note will be made by wire transfer to the Depositary.

Reference is hereby made to the further provisions of this Senior Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

AUTOLIV, INC.

By:
Its:

Attest:
Its:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the

series designated herein and referred to

in the within mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:
Authorized Officer

REVERSE OF SENIOR NOTE

This Senior Note is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture (the “Base Indenture”), dated as of March 30, 2009, between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee), as amended and supplemented by the First Supplemental Indenture, dated as of March 30, 2009, between the Company and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $165,000,000; provided, however, that the Company, without notice to or consent of the Holders, may issue additional Securities of this series and thereby increase such principal amount in the future, on the same terms and conditions (except for issue date, public offering price and, if applicable, the date from which interest accrues and the first Interest Payment Date) and with the same CUSIP number as the Securities of this series.

All terms used in this Senior Note that are defined in the Indenture shall have the meaning assigned to them in the Indenture.

If a Special Event shall occur and be continuing prior to the earlier of the date of a Successful Remarketing and the Purchase Contract Settlement Date, the Company may, at its option, redeem the Senior Notes of this series in whole, but not in part, on any Interest Payment Date, at a price per Senior Note equal to the Redemption Price as set forth in the Indenture. Except as set forth in this paragraph and in Article III of the First Supplemental Indenture, the Company may not redeem the Senior Notes at its option prior to the Maturity Date.

Pursuant to Section 8.05 of the First Supplemental Indenture, if there has not been a Successful Remarketing prior to the end of the Final Remarketing Period, Holders of Senior Notes will have the right (the “Put Right”) to require the Company to purchase such Senior Notes on the Purchase Contract Settlement Date, in the case of Separate Senior Notes upon a notice to the Trustee at or prior to 11:00 a.m., New York City time, on the second Business Day prior to the Purchase Contract Settlement Date, at a price per Senior Note equal to the principal amount of the applicable Senior Note, plus accrued and unpaid interest to, but excluding the Purchase Contract Settlement Date (the “Put Price”).

The Senior Notes are not subject to defeasance and are not entitled to the benefit of any sinking fund.

If an Event of Default with respect to the Senior Notes shall occur and be continuing, the principal of the Senior Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the entry into one or more supplemental indentures for purposes of amending or modifying the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture or the First Supplemental Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time outstanding of all series affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Senior Notes at the time outstanding, on behalf of the Holders of all Senior Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and the consequences thereof. Any such consent or waiver by the Holder of this Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Note.

Senior Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof, except as provided in Section 2.03 of the First Supplemental Indenture.

Except as provided in Section 2.04 of the First Supplemental Indenture, the Senior Notes shall be issued in fully registered, certificated form, bearing identical terms. Principal of and interest on the Senior Notes will be payable, the transfer of such Senior Notes will be registrable, and such Senior Notes will be exchangeable for Senior Notes of a like aggregate principal amount bearing identical terms and provisions, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York.

No service charge shall be made for any registration of transfer or exchange of the Senior Notes, but the Company may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Pursuant to Section 2.04 of the First Supplemental Indenture, Senior Notes corresponding to Applicable Ownership Interests in Senior Notes that are no longer a component of the Corporate Units and are released from the Collateral Account will be issued as Global Senior Notes. Except as otherwise provided in the Indenture, or except upon recreation of Corporate Units or in any other case where the Collateral Agent releases Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes, Senior Notes represented by Global Senior Notes will not be exchangeable for, and will not otherwise be issuable as, Senior Notes in certificated form. Unless and until such Global Senior Notes are exchanged for Senior Notes in certificated form, Global Senior Notes may be transferred, in whole but not in part, and any payments on the Senior Notes shall be made, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

Prior to due presentment of this Senior Note for registration of transfer, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Senior Note is registered as the owner hereof for all purposes, whether or not this Senior Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Company agrees, and by acceptance of a Corporate Unit or a Separate Senior Note, each Holder will be deemed to have agreed (1) to treat each Beneficial Owner of a Corporate

Unit as the owner of the Applicable Ownership Interest in Senior Notes constituting a part of such Corporate Unit for U.S. federal income tax purposes and (2) to treat the Senior Notes as indebtedness for U.S. federal, state and local tax purposes, which is subject to the contingent payment debt regulations.

THIS SENIOR NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Senior Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints

agent to transfer this Senior Note on the books of the Company. The agent may substitute another to act for him or her.

Date:

Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Senior Note)

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Debt Security registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Debt Security registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN SENIOR NOTE*

The initial principal amount of this Senior Note is $[        ]. The following increases or decreases in a part of this Senior Note have been made:

Date	Amount of decrease in principal amount of this Senior Note	Amount of increase in principal amount of this Senior Note	Principal amount of this Senior Note following such decrease (or increase)	Signature of authorized signatory of Trustee

*	Insert in Global Notes and Notes that are part of Corporate Units

EXHIBIT B

PUT NOTICE

TO:	AUTOLIV, INC.
U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

Please refer to the Indenture, dated as of March 30, 2009, between Autoliv, Inc. (the “Company”) and U.S. Bank National Association, as Trustee, as amended and supplemented by the First Supplemental Indenture, dated as of March 30, 2009, between the Company and the Trustee (such Indenture as amended and supplemented, the “Indenture”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

The undersigned registered Holder of the Senior Note designated below, which is being delivered to the Trustee herewith, hereby requests and instructs the Company to purchase such Senior Note, in accordance with the terms of the Indenture, at the price of 100% of the principal amount of such Senior Note, plus accrued and unpaid interest to, but excluding, the Purchase Contract Settlement Date. The Senior Notes shall be purchased by the Company as of the Purchase Contract Settlement Date pursuant to the terms and conditions specified in the Indenture.

Dated:

Signature:

NOTICE: The above signature of the Holder hereof must correspond with the name as written upon the face of the Senior Note in every particular without alteration or enlargement or any change whatever.

Signature Guarantee:

Senior Note Certificate Number (if applicable):

Principal Amount:

Social Security or Other Taxpayer Identification Number:

DTC Account Number (if applicable):

Name of Account Party (if applicable):

B-1

PAYMENT INSTRUCTIONS: The purchase price of the Senior Note should be paid by check in the name of the person(s) set forth below and mailed to the address set forth below.

Name(s)

(Please Print)

Address

(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)

B-2